                                                                      EXHIBIT 4

                                                                 ABRAHAM LINCOLN
                                                                      XX-0123456

LINCOLN LIFE \TM\

                                ANNUITY CONTRACT

    FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY OR VARIABLE AND FIXED ANNUITY

                            BENEFIT PAYMENT OPTIONS

                                NONPARTICIPATING


The Lincoln Life & Annuity Company of New York (LL&A) agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

NOTICE OF 10-DAY RIGHT TO EXAMINE CONTRACT. WITHIN 10 DAYS AFTER THIS CONTRACT IS FIRST RECEIVED, IT MAY BE CANCELLED FOR ANY REASON WITHOUT PENALTY (E G, NO CONTINGENT DEFERRED SALES CHARGE WILL BE DEDUCTED) BY DELIVERING OR MAILING IT TO THE HOME OFFICE OF LL&A AT 120 MADISON STREET, SUITE 1700 SYRACUSE, NEW YORK, 13202. UPON CANCELLATION, LL&A WILL RETURN THE VALUE OF ANY PAYMENTS MADE TO THE VARIABLE ACCOUNT AND/OR ANY PURCHASE PAYMENT PAID UNDER THE FIXED PORTION THE CONTRACT.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT SEE PAGES 5 AND 10.


Signed for Lincoln Life & Annuity Company of New York at its Home Office in Syracuse, New York.



     PRESIDENT                ASSISTANT SECRETARY

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                               TABLE OF CONTENTS


ARTICLE                                                        PAGE

1  DEFINITIONS                                                 4
2  PURCHASE PAYMENTS, OPTIONS AND BENEFITS                     5
3  ANNUITY PAYMENT OPTION BENEFITS                             9
4  BENEFICIARY                                                 11
5  GENERAL PROVISIONS                                          12
6  ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION      13
7  ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION         14
8  GUARANTEED VALUES FOR FIXED ALLOCATIONS                     15

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                                 CONTRACT DATA


        CONTRACT NUMBER                                 XX-0123456
        ANNUITANT                                       ABRAHAM LINCOLN
        AGE AT ISSUE                                    35
        CONTRACT DATE                                   APRIL 1, 1969
        PURCHASE PAYMENT                                $1,500.00
        PURCHASE PAYMENT FREQUENCY                      MONTHLY
        MATURITY DATE                                   APRIL 1, 2039


OWNER
ABRAHAM LINCOLN
MARY LINCOLN
TODD LINCOLN

BENEFICIARY DESIGNATION

PLEASE REFER TO THE CLIENT INFORMATION PROFILE FOR BENEFICIARY DESIGNATION.

VARIABLE ACCOUNT

THERE ARE CURRENTLY NINE SUB-ACCOUNTS IN THE VARIABLE ACCOUNT AVAILABLE TO THE OWNER. THE OWNER MAY DIRECT PURCHASE PAYMENTS UNDER THE CONTRACT TO ANY OF THE AVAILABLE SUB-ACCOUNTS, SUBJECT TO LIMITATIONS. THE AMOUNTS ALLOCATED TO EACH SUB-ACCOUNT WILL BE INVESTED AT NET ASSET VALUE IN THE SHARES OF ONE OF THE FUNDS OF THE AMERICAN VARIABLE INSURANCE SERIES (SERIES). THE FUNDS ARE:

1.   [GROWTH FUND]
2.   [INTERNATIONAL FUND]
3.   [GLOBAL GROWTH FUND]
4.   [GROWTH-INCOME FUND]
5.   [ASSET ALLOCATION FUND]
6.   [HIGH-YIELD BOND FUND]
7.   [BOND FUND]
8.   [U.S. GOVERNMENT/AAA-RATED SECURITIES FUND]
9.   [CASH MANAGEMENT FUND]
10.  [OTHER FUNDS MADE AVAILABLE BY LL&A].

       SEE SECTION 2.03 FOR PROVISIONS GOVERNING ANY LIMITATIONS, SUBSTITUTION OR ELIMINATION OF FUNDS.

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ARTICLE I
DEFINITIONS

1.01

ACCOUNT or VARIABLE ACCOUNT -- The segregated investment account into which Lincoln Life & Annuity Company of New York sets aside and invests the variable assets attributable to this Variable Annuity Contract.

1.02

ACCUMULATION UNIT -- A unit of measure used to calculate the variable Contract Value during the accumulation period.

1.03

ANNUITANT -- The person upon whose life the annuity benefit payments made after the Annuity Commencement Date will be based.

1.04

ANNUITY COMMENCEMENT DATE -- The Valuation Date when the funds are withdrawn for payment of annuity benefits under the Annuity Payment Option selected.

1.05

ANNUITY PAYMENT OPTION -- An optional form of payment of the annuity provided for under this Contract.

1.06

ANNUITY UNIT -- A unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payments.

1.07

BENEFICIARY -- The person or entity designated by the Owner to receive the Death Benefit, if any, payable upon the death of the Owner.

1.08

CODE -- The Internal Revenue Code (IRC) of 1986, as amended.

1.09

CONTINGENT DEFERRED SALES CHARGE (CDSC) -- Charges assessed on premature surrender of the Contract, calculated according to the Contract provisions.

1.10

CONTRACT -- The agreement, between LL&A and the Owner, providing a variable annuity.

1.11

CONTRACT VALUE -- The sum of the values of all the Accumulation Units attributable to this Contract at a given time and the value of monies in the Fixed Account.

1.12

CONTRACT YEAR -- The period from the anniversary of the date on your Contract Data Page 3 to the anniversary of the Contract in the following year.

1.13

DEATH BENEFIT -- The amount payable to the Owner's designated Beneficiary upon death of the Owner.

1.14

FUND -- Underlying investment options available in the Series.

1.15

FIXED ACCOUNT -- The fixed portion of this Contract which is invested in the general account of LL&A.

1.16

HOME OFFICE -- The principal office of LL&A located at 120 Madison Street, Suite 1700, Syracuse, New York, 13202.

1.17

LL&A -- Lincoln Life & Annuity Company of New York.

1.18

MATURITY DATE -- The date specified on Page 3 of this Contract.

1.19

OWNER -- The individual or entity who exercises rights of ownership under this contract.

1.20

PURCHASE PAYMENTS -- Amounts paid into this Contract.

1.21

QUALIFIED PLAN -- A retirement plan qualified for special tax treatment under the Internal Revenue Code of 1986, as amended, including Sections 401, 403, 408 and 457. All other plans are considered Non-Qualified.

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1.22

SERIES -- American Variable Insurance Series, the mutual fund into which Purchase Payments allocated to the Variable Account are invested.

1.23

SUB-ACCOUNT -- That portion of the Variable Account which pertains to investments in the Accumulation Units and Annuity Units of a particular Fund.

1.24

VALUATION DATE -- Close of the market of each day that the New York Stock Exchange is open for business.

1.25

VALUATION PERIOD -- The period commencing at the close of business on a particular Valuation Date and ending at the close of business on the next succeeding Valuation Date.


ARTICLE 2
PURCHASE PAYMENTS, OPTIONS,
AND BENEFITS

2.01 WHERE PAYABLE

All Purchase Payments must be made to LL&A at its Home Office.

2.02 AMOUNT AND FREQUENCY

Purchase Payments are made in an amount and at the frequency shown on page 3. The Owner may change the frequency or amount of Purchase Payments subject to LL&A's rules in effect at the time of the change.

The minimum initial Purchase Payment is $1,500 for Non-Qualified Plans and $300 for Qualified Plans. The minimum annual amount of subsequent Purchase Payments is $300 for either Non-Qualified Plans or Qualified Plans. The minimum payment to the Contract at any one time must be at least $25.00 if transmitted electronically: otherwise the minimum amount is $100.00.

Purchase Payments may be made until the earliest of the Annuity Commencement Date, the surrender of the Contract, Maturity Date or payment of any Death Benefit.

2.03 VARIABLE ACCOUNT

Purchase Payments under the Contract may be allocated to the Lincoln Life & Annuity Variable Annuity Account H (Variable Account) and/or to the Fixed Account of the Contract. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities arising from any other part of LL&A's business. The Owner may direct Purchase Payments under the Contract to any of the available Sub-accounts subject to the following limitations. A minimum payment to any one Sub-account must be at least $20. If the Owner elects to direct Purchase Payments to a new Sub-account not previously selected, the election must be in writing to LL&A or by telephone transfer provided LL&A has received the appropriate authorization. The amounts allocated to each Sub-account will be invested at net asset value in the shares of one of the Funds of the American Variable Insurance Series (Series). The Funds are shown on Page 3 of the Contract.

LL&A reserves the right to eliminate the shares of any Fund and substitute the securities of a different Fund or investment company or mutual fund if the shares of a Fund are no longer available for investment, or, if in the judgment of LL&A, further investment in any Fund should become inappropriate in view of the purposes of the Contract. LL&A may add a new Sub-account in order to invest the assets of the Variable Account into a Fund. LL&A shall give the Owner written notice of the elimination and substitution of any Fund within fifteen days after such substitution occurs.

LL&A shall use each Purchase Payment allocated to the Variable Account by the Owner to buy Accumulation Units in the Sub-account(s) selected by the Owner. The number of Accumulation Units bought shall be determined by dividing the amount directed to the Sub-account by the dollar value of an Accumulation Unit in such Sub-account as of the point of the next valuation of such Sub-account immediately following receipt of the Purchase Payment at the Home Office of LL&A. The number of Accumulation Units held for the Variable Account of an Owner shall not be changed by any change in the dollar value of Accumulation Units in any Sub-account.

2.04 VALUATION OF ACCUMULATION UNITS

The variable Contract Value of an Owner's Contract at any time prior to the Annuity Commencement Date equals the sum of the values of the Accumulation Units credited in the Variable Account under the Contract.

The value of a Sub-account is the number of units in the Sub-account multiplied by the value of an Accumulation Unit in the sub-account.

Accumulation Units for each Sub-account are valued separately. Initially, the value of an Accumulation Unit was set at $1.00. Thereafter. the value of an Accumulation Unit in any Sub-account on any Valuation Date equals the value of an Accumulation Unit in that Sub-account as of the immediately preceding Valuation Date, multiplied by the "Net Investment Factor" of that Sub-account for the current Valuation Period.

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The Net Investment Factor is an index which measures the investment performance of a Sub-account from one Valuation Period to the next. The Net Investment Factor for any Sub-account for any Valuation Period is equal to (1) divided by
(2) and subtracting (3) from the result, where:

1.   is the result of:
     a. the net asset value per share of the Fund held in the Sub-account, determined at the end of the current Valuation Date; plus
     b. the per share amount of any dividend or capital gain distribution made by the Fund in the Sub-account, if the "ex-dividend" date occurs during the Valuation Period; plus or minus
     c. a per share charge or credit for any taxes reserved for;

2. is the net asset value per share of the Fund held in the Sub-account, determined at the end of the prior Valuation Date;
3. is a daily factor representing the mortality and expense risk and administrative charge deducted from the Sub-account adjusted for the number of days in the Valuation Period. On an annual basis, this charge will not exceed 1.40%. For any period in which the Enhanced Guaranteed Minimum Death Benefit (see Section 2.12) is not in effect, this charge will not exceed 1.25% on an annual basis.

The Accumulation Unit value and Annuity Unit value may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LL&A.

2.05 FIXED ALLOCATIONS

Purchase Payments under the Contract may be allocated to the Variable Account and/or to the Fixed Account of the Contract. A minimum allocation to the Fixed Account must be at least $20.

2.06 CREDITING OF INTEREST ON FIXED ALLOCATIONS

Interest shall be credited daily on all Purchase Payments that are allocated to the Fixed Account of this Contract.

Prior to: the Maturity Date; the Annuity Commencement Date; payment of any Death Benefit; or surrender of this Contract; whichever occurs first, LL&A guarantees that it will credit interest on fixed allocations at an effective annual rate not less than 3.0% during all years. A table of guaranteed values for the fixed allocations may be found in Article 8.

LL&A may credit interest at rates in excess of the guaranteed rates at any time.

2.07 AUTOMATIC NONFORFEITURE OPTION

In the event that Purchase Payments are stopped, this Contract will continue as a paid-up Contract until the earlier of: the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the Annuity Commencement Date. Purchase Payments may be resumed at any time prior to: the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the Annuity Commencement Date. LL&A reserves the right to surrender this Contract in accordance with the terms set forth in the nonforfeiture law, applicable in your state, for individual deferred annuities.

2.08 TRANSFERS

Prior to the earlier of: the Maturity Date; surrender of the Contract; payment of any Death Benefit; or the Annuity Commencement Date, the Owner may direct a transfer of assets from one Sub-account to another Sub-account or to the Fixed Account of the Contract. The Owner may also direct a transfer of assets from the Fixed Account of the Contract to one or more Sub-accounts of the Variable Account, subject to the limitations described below. Such a transfer request must be in writing or by telephone provided LL&A has received the appropriate authorization from the Owner. Amounts transferred to the Sub-account(s) will purchase Accumulation Units as described in Section 2.03.

A transfer will result in the purchase of Accumulation Units in one Sub-account and the redemption of Accumulation Units in the other Sub-account. Such a transfer will be accomplished at relative Accumulation Unit values as of the Valuation Date the transfer request is received. The valuation of Accumulation Units is described in Section 2.04.

LL&A reserves the right to impose a charge in the future for transfers between Sub-accounts.

The minimum transfer amount is $300 or the entire amount in the Sub-account/Fixed Account, whichever is less. If after the transfer, the amount remaining under this Contract in the Sub-account/Fixed Account from which the transfer is taken is less than $300, the entire amount held in that Sub-account/Fixed Account will be transferred with the transfer amount.

For transfers between Sub-accounts and from the Sub-account(s) to the Fixed Account of the Contract, there are no restrictions on the maximum amount which may be transferred. For transfers from the Fixed Account of the Contract to the Variable Account, the sum of the percentages of fixed value transferred will be limited to 25% in any 12 month period. Transfers cannot be made during the first 30 days after the Contract Date and no more than six transfers will be allowed in any Contract Year. LL&A reserves the right to waive any of these restrictions.

2.09 WITHDRAWAL OPTION

The Owner may withdraw a part of the surrender value of

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this Contract, subject to the charges outlined under Surrender Option (see
Section 2.10). The first four partial withdrawals of Contract Value during a Contract Year will be free of Contingent Deferred Sales Charges to the extent that the sum of the percentages of the Contract Value withdrawn, where the percentages are based upon the Contract Value at the time of the current withdrawal, does not exceed 10%. This 10% withdrawal exemption from CDSC does not apply to a surrender of a Contract. Withdrawals will be treated as "first in-first out (FIFO)" for purposes of calculating the Contingent Deferred Sales Charge (see Section 2.11). Withdrawal will be effective on the Valuation Date on which LL&A receives a written request at its Home Office.

The remaining value will be subject to the charges as provided under Surrender Option (see Section 2.10). The request should specify from which Sub-account the withdrawal will be made. If no Sub-account is specified, LL&A will withdraw, on a pro-rata basis from each Sub-account, the amount requested. Any cash payment will be mailed from LL&A's Home Office within seven days after the date of withdrawal; however, LL&A may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received.

For purposes of this Section, the Fixed Account of the Contract is considered a Sub-account.

The Withdrawal Option is not available after the Annuity Commencement Date.

The minimum withdrawal is $300. LL&A reserves the right to surrender this Contract if any withdrawal reduces the total Contract Value to a level in which this Contract may be surrendered in accordance with the terms set forth in the nonforfeiture law, applicable in your state, for individual deferred annuities. LL&A may surrender the Contract for its surrender value.

2.10 SURRENDER OPTION

The Owner may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on the Valuation Date on which LL&A receives a written request at its Home Office. The surrender value will be the total Contract Value on the Valuation Date, less a Contingent Deferred Sales Charge.

Any cash payment will be mailed from LL&A's Home Office within seven days after the date or surrender; however, LL&A may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time a request for surrender is received in its Home Office.

The Surrender Option is not available after the Annuity Commencement Date.

2.11 CONTINGENT DEFERRED SALES CHARGE

The Contingent Deferred Sales Charge (CDSC) is calculated separately for each Contract Year's Purchase Payments to which a charge applies. Charges are applied as follows:

     NUMBER OF COMPLETE    CDSC AS A PERCENTAGE
     CONTRACT YEARS THAT   OF THE SURRENDERED
     A PURCHASE PAYMENT    OR WITHDRAWN
     HAS BEEN INVESTED     PURCHASE PAYMENTS

          LESS THAN
          2 YEARS               6%
          AT LEAST
          2 YEARS               5%
          AT LEAST
          3 YEARS               4%
          AT LEAST
          4 YEARS               3%
          AT LEAST
          5 YEARS               2%
          AT LEAST
          8 YEARS               1%
          AT LEAST
          7+ YEARS              0%

A CDSC will be waived under certain circumstances (see Section 2.14 for details).

For purposes of calculating CDSC, LL&A assumes that Purchase Payments are withdrawn on a "first in-first out (FIFO)" basis, and that all Purchase Payments are withdrawn before any earnings are withdrawn.

2.12 DEATH BENEFITS

BEFORE THE ANNUITY COMMENCEMENT DATE

ENTITLEMENT

If there is a single Owner, upon the death of the Owner LL&A will pay a Death Benefit to the designated Beneficiary(s). If the designated Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the designated Beneficiary may elect to continue the Contract as the new Owner in lieu of receiving the Death Benefit. If there are no designated Beneficiaries, LL&A will pay a Death Benefit to the Owner's estate. Upon the death of the designated Beneficiary who continues the Contract as the new Owner, LL&A will pay a Death Benefit to the designated Beneficiary(s) named by the spouse as new Owner.

If there are Joint Owners, upon the death of the first Joint Owner, LL&A will pay a Death Benefit to the surviving Joint Owner. The surviving Joint Owner, as the spouse of the deceased Joint Owner, may elect to continue the Contract as sole Owner in lieu of receiving the Death Benefit. Upon the death of the Joint Owner who continues the Contract, LL&A will pay a Death Benefit to the designated Beneficiary(s).

The Death Benefit will be paid if LL&A is in receipt of: (1) proof, satisfactory to LL&A, of the death; (2) written authorization for payment; and (3) all claim forms, fully completed.

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Due proof of death may be a certified copy of a death certificate, a certified copy of the statement of death from the attending physician, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to LL&A.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

Notwithstanding any provision of this Contract to the contrary, no payment of Death Benefits provided under the Contract will be allowed that does not satisfy the requirements of Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time.

DETERMINATION OF AMOUNTS

This Contract provides a Death Benefit equal to an Enhanced Guaranteed Minimum Death Benefit (EGMDB) or the Guarantee of Principal.

The EGMDB is equal to the greater of:

a. the current Contract Value as of the date on which the death claim is approved by LL&A for payment; or
b. the highest Contract Value at the time of Fund valuation on any policy anniversary date (including the inception date) on ages up to, and including, the Owner's age 75. The highest Contract Value is increased by Purchase Payments and is decreased by partial withdrawals, partial annuitizations, and premium tax made, effected, or incurred subsequent to such anniversary date on which the highest Contract Value is obtained.

The Guarantee of Principal is equal to the greater of:

a. the current Contract Value as of the date on which the death claim is approved by LL&A for payment; or
b. the sum of all Purchase Payments minus withdrawals, partial annuitizations, and premium tax incurred.

The EGMDB will not be in effect if this Contract is issued to an Owner with an attained age of 75 or greater at issue. Under these circumstances, there will be no EGMDB provided and the Death Benefit is equal to the Guarantee of Principal.

The EGMDB will only be in effect, unless terminated by the Owner, for Non-Qualified Contracts and Contracts sold as Individual Retirement Annuities (IRA) under Code Section 408(b). For all other Contracts the EGMDB will not be in effect and the Death Benefit is equal to the Guarantee of Principal.

Upon the death of the sole Owner, this Contract provides a Death Benefit of an EGMDB, if still in effect. If the EGMDB was not available at issue of the Contract or has been terminated at any time, then the Death Benefit will be equal to the Guarantee of Principal.

If the designated Beneficiary, as the surviving spouse of the deceased Owner, continues the Contract as the new Owner in lieu of receiving the Death Benefit, then upon the death of the new Owner this Contract will provide a Death Benefit of an EGMDB, if still in effect. If the EGMDB was not available at issue of the Contract or has been terminated at any time, then the Death Benefit will be equal to the Guarantee of Principal.

If there are Joint Owners, upon the death of the first Joint Owner, this Contract will provide a Death Benefit of an EGMDB, if still in effect upon this death, to the surviving Joint Owner. If the EGMDB was not available at issue of the Contract or has been terminated at any time, this Contract will provide a Death Benefit equal to the Guarantee of Principal to the surviving Joint Owner.

If the surviving Joint Owner, as the spouse of the deceased Joint Owner, continues the Contract in lieu of receiving the Death Benefit, then the EGMDB, if in effect at the time of the death of the first Joint Owner, will continue in effect unless it has been terminated. Upon the death of the surviving Joint Owner this Contract will provide a Death Benefit of the EGMDB, if still in effect. If the EGMDB was not available at issue of the Contract or has been terminated at any time, then the Death Benefit will be equal to the Guarantee of Principal.

At any time prior to the Annuity Commencement Date, an Owner may choose to terminate the EGMDB by giving written notice to LL&A, and will then have no EGMDB. The EGMDB will terminate on the next Valuation Date following receipt of the written notice in the LL&A Home Office and the Death Benefit will then be the Guarantee of Principal. Termination of the EGMDB by the Owner will be permanent and final.

If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner. The EGMDB, if applicable, will apply on the death of the Annuitant only in this situation.

PAYMENT OF AMOUNTS

The Death Benefit payable on the death of the Owner, or after the death of the first Joint Owner, or upon the death of the spouse who continues the Contract, will be distributed to the designated Beneficiary(s) as follows:

a. the Death Benefit must be completely distributed within five years of the Owner's date of death; or
b. the designated Beneficiary may elect, within the one year period after the Owner's date of death, to receive the Death Benefit in substantially equal installments over the life of such designated

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     Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary; provided that such distributions begin not later than one year after the Owner's date of death.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by LL&A of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.

ON OR AFTER THE ANNUITY COMMENCEMENT DATE

If the Owner dies on or after the Annuity Commencement Date, any remaining benefits payable will continue to be distributed under the Annuity Payment Option then in effect. All of the Owner's rights granted by the Contract will pass to the Joint Owner, if any; otherwise to the Beneficiary.

If there is no named Beneficiary at the time of the Owner's death, then the Owner's rights will pass to the Annuitant, if still living; otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant, or Joint Annuitant survives the Owner, any remaining annuity benefit payments will continue to the Owner's estate.

2.13 DEATH OF ANNUITANT

BEFORE THE ANNUITY COMMENCEMENT DATE

If the Annuitant is also the Owner or a Joint Owner, then the Death Benefit paid will be subject to the Contract provisions regarding death of the Owner. If the surviving spouse of the Owner/Annuitant assumes the Contract, the Contingent Annuitant becomes the Annuitant. If no Contingent Annuitant is named, the surviving spouse becomes the Annuitant.

If an Annuitant who is not the Owner or Joint Owner dies, then the Contingent Annuitant, if any, becomes the Annuitant. If no Contingent Annuitant is named, the Owner (or the younger of the Joint Owners) becomes the Annuitant.

ON OR AFTER THE ANNUITY COMMENCEMENT DATE

On receipt of due proof of death, as described in Section 2.12, of the Annuitant or both Joint

Annuitants, any remaining annuity benefit payments under the Annuity Payment Option will be paid to the Owner if living; otherwise, to the Beneficiary. If there is no Beneficiary, any remaining benefit payments will continue to the Annuitant's estate.

2.14 WAIVER OF CONTINGENT DEFERRED SALES CHARGES

A surrender of this Contract or withdrawal of Contract Value prior to the Annuity Commencement Date may be subject to a Contingent Deferred Sales Charge as described in Sections 2.09 and 2.10, except that such charges do not apply to: (1) the first four withdrawals of Contract Value during a Contract Year to the extent that the sum of the percentages of the Contract Value withdrawn by the first four withdrawals, where the percentages are based on the Contract Value at the time of the current withdrawal, does not exceed 10% (this 10% withdrawal exemption from CDSC does not apply to a surrender of a Contract); (2) a surrender of the Contract as a result of "permanent and total disability" of the Owner as defined in section 22(e)(3) of the Internal Revenue Code subsequent to the effective date of this Contract and prior to the 65/th/ birthday of the Owner; (3) a surrender of this Contract as a result of 90 days of continuous confinement of the Owner, where the 90 day period begins subsequent to the effective date of this Contract, in an accredited nursing home or equivalent health care facility; (4) a surrender of this Contract as a result of the onset of a terminal illness of the Owner subsequent to the effective date of this Contract that results in a life expectancy of less than one year as determined by a qualified professional medical practitioner; (5) a surrender of the Contract as a result of the death of the Owner or a Joint Owner; (6) annuitization.

The Contingent Deferred Sales Charge will only be waived if LL&A is in receipt of proof, satisfactory to LL&A, of the exception.

If a non-natural person is the Owner of the Contract, the Annuitant will be considered the Owner of the Contract for purposes of this Section 2.14.


ARTICLE 3
ANNUITY PAYMENT OPTION
BENEFITS

3.01 ANNUITY PAYMENTS

An election to receive payments under an Annuity Payment Option must be made by the Maturity Date.

If an Annuity Payment Option is not chosen prior to the Maturity Date, payments will commence to the Owner on the Maturity Date under the Annuity Payment Option providing a Life Annuity with annuity payments guaranteed for 10 years.

The Maturity Date is set forth on Page 3. Upon written request by the Owner and any Beneficiary who cannot be changed, the Maturity Date may be deferred. Purchase Payments may be made until the new Maturity Date.

3.02 CHOICE OF ANNUITY PAYMENT OPTION

By Owner

Prior to the Annuity Commencement Date, the Owner may choose or change any Annuity Payment Option. For a 100% fixed annuity payment, the Annuity Commencement Date must be at least thirty days prior to the time annuity payments are to begin.

By Beneficiary

At the time proceeds are payable to a Beneficiary, a Beneficiary may choose or change any Annuity Payment Option that meets the requirements of Code Section 72(s) or 401(a)(9) if proceeds are available to the Beneficiary in a lump sum. The Beneficiary then becomes the Annuitant.

A choice or change must be in writing to LL&A.

After the Annuity Commencement Date, the Annuity Payment Option may not be changed.

3.03 ANNUITY PAYMENT OPTIONS

a. Life Annuity / Life Annuity with Guaranteed Period -- Payments will be made for the lifetime of the Annuitant with no certain period, or life and a 10 year certain period. or life and a 20 year certain period.

b. Unit Refund Life Annuity -- Payments will be made for the lifetime of the Annuitant with the guarantee that upon death a payment will be made of the value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit Value at the Annuity Commencement Date and (b) is the product of the number of Annuity Units represented by each payment and the number of payments paid prior to death.

c. Joint Life Annuity / Joint Life Annuity with Guaranteed Period -- Payments will be made during the joint life of the Annuitant and a Joint Annuitant of the Owner's choice. Payments will be made for life with no certain period, or life and a 10 year certain period, or life and a 20 year certain period. Payments continue for the life of the survivor at the death of the Annuitant or Joint Annuitant.

d.   Other options may be available as agreed upon in writing by LL&A.

At the time an Annuity Payment Option is selected under the provisions of this Contract, the Owner may elect to have the total Contract Value applied to provide a variable annuity payment, a fixed annuity payment, or a combination fixed and variable annuity payment. If no election is made, the value of the Owner's Variable Account shall be used to provide a variable annuity payment, and the value of the Owner's Fixed Account shall be used to provide a fixed annuity payment.

The amount of annuity payment will depend on the age and sex (except in cases where unisex rates are required) of the Annuitant as of the Annuity Commencement Date. A choice may be made to receive payments once each month, four times each year, twice each year, or once each year. The Contract Value and Annuity Unit value used to effect benefit payments will be calculated as of the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the first payment will be made fourteen days after the Annuity Commencement Date.

Article 6 of this Contract illustrates the minimum payment amounts and the age adjustments which will be used to determine the first monthly payment under a variable annuity payment option. The tables show the dollar amount of the first monthly payment which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes. Amounts shown use the 1983 'a' Individual Annuity Mortality Table, modified, with an assumed rate of return of 4% per year.

Article 7 of this Contract illustrates the minimum payment amounts and the age adjustments which will be used to determine the monthly payments under a fixed annuity payment option. The tables show the dollar amount of the guaranteed monthly payments which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes.

Amounts shown use the 1983 'a' Individual Annuity Mortality Table, modified, with an interest rate of 2.75% per year.

3.04 DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

The first variable annuity payment is sub-divided into components each of which represents the product of: (a) the percentage elected by the Contract Owner of a specific Sub-account the performance of which will determine future variable annuity payments, and (b) the entire first variable annuity payment. Each variable annuity payment after the first payment attributable to a specific Sub-account will be determined by multiplying the Annuity Unit value for that Sub-account for the date each payment is due by a constant number of Annuity Units. This constant number for each specific Sub-account is determined by dividing the component of the first payment attributable to such Sub-account as described above by the Annuity Unit value for that Sub-account on the Annuity Commencement Date. The total variable annuity payment will be the sum of the payments attributable to each Sub-account.

The Annuity Unit value for any Valuation Period for any Sub-account is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (a) 0.9998926 raised to a power equal to the number of days in the current Valuation Period and (b) the Net Investment Factor of the Sub-account for the Valuation Period for which the Annuity Unit value is being determined.

The valuation of all assets in the Sub-account shall be determined in accordance with the provisions of applicable laws, rules, and regulations. The method of determination by

LL&A of the value of an Accumulation Unit and of an Annuity Unit will be conclusive upon the Owner and any Beneficiary.

LL&A guarantees that the dollar amount of each installment after the first shall not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

After the Annuity Commencement Date, if any portion of the annuity payment is a variable annuity payment, the Owner may direct a transfer of assets from one Sub-account to another Sub-account or to a fixed annuity payment. Such transfers will be limited to three (3) times per Contract Year. Assets may not be transferred from a fixed annuity payment to a variable annuity payment.

A transfer from one Sub-account to another Sub-account will result in the purchase of Annuity Units in one Sub-account and the redemption of Annuity Units in the other Sub-account. Such a transfer will be accomplished at relative Annuity Unit values as of the Valuation Date the transfer request is received. The valuation of Annuity Units is described above. A transfer from one Sub-account to a fixed annuity payment will result in the redemption of Annuity Units in one Sub-account and the purchase of a minimum fixed annuity payment based on the tables in Article 7.

3.05 PROOF OF AGE

Payment will be subject to proof of age that LL&A will accept such as a certified copy of a birth certificate.

3.06 MINIMUM ANNUITY PAYMENT REQUIREMENTS

If the Annuity Payment Option chosen results in payments of less than $50 per Sub-account, the frequency will be changed so that payments will be at least $50.

For the purposes of this Section, the fixed annuity payment of the Contract is considered a Sub-account.

3.07 EVIDENCE OF SURVIVAL

LL&A has the right to ask for proof that the person on whose life the payment is based is alive when each payment is due.

3.08 CHANGE IN ANNUITY PAYMENT OPTION

The Annuity Payment Option may not be changed after the Annuity Commencement
Date.

ARTICLE 4
BENEFICIARY

4.01 DESIGNATION

The Owner may designate a Beneficiary(s). If there is a single Owner, the designated Beneficiary(s) will receive the Death Benefit proceeds upon the death of the Owner.

If there are Joint Owners, upon the death of the first Joint Owner, the surviving Joint Owner will receive the Death Benefit proceeds. The surviving Joint Owner will be treated as the primary, designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent beneficiary.

If the surviving Joint Owner, as spouse of the deceased Joint Owner, continues the Contract as the sole Owner in lieu of receiving the Death Benefit proceeds, then the designated Beneficiary(s) will receive the Death Benefit proceeds upon the death of the surviving spouse.

Unless otherwise stated in the Beneficiary designation, if there is more than one Beneficiary they are presumed to share equally.

4.02 CHANGE

The Owner may change any Beneficiary unless otherwise provided in the previous designation.

A change of Beneficiary will revoke any previous designation.

A change may be made by filing a written request, in a form acceptable to LL&A,
at its Home Office.   The change will become effective upon receipt of the
written request by LL&A at its Home Office.

LL&A reserves the right to request the Contract for endorsement of the change.

4.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Owner, that Beneficiary's interest will go to any other Beneficiaries named, according to their respective interests. If there are no Beneficiaries, the Beneficiary's interest will pass to a Contingent Beneficiary(s). if any. Prior to the Annuity Commencement Date, if no Beneficiary or Contingent Beneficiary survives the Owner, the Death Benefits will be paid to the Owner's estate.

Once a Beneficiary is entitled to Death Benefits or other payments, the Beneficiary may name his or her own Beneficiary(s) to receive any remaining benefits due under the Contract, should the original Beneficiary die prior to receipt of all benefits. If no Beneficiary is named or the named Beneficiary predeceases the original Beneficiary, any remaining benefits will continue to the original Beneficiary's estate. This designation must be made to the LL&A Home Office.


ARTICLE 5

GENERAL PROVISIONS

5.01 THE CONTRACT

The Contract and any riders attached constitute the entire Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary of LL&A has the power, on behalf of LL&A, to change, modify, or waive any provisions of this Contract.

LL&A reserves the right to unilaterally change the Contract for the purpose of keeping the Contract in compliance with federal or state law.

Any changes, modifications, or waivers must be in writing. No representative or person other than the above named officers has authority to change or modify this Contract or waive any of its provisions. All terms used in this Contract will have their usual and customary meaning except when specifically defined.

5.02 OWNERSHIP

The Owner is the person who has the ability to exercise the rights within this Contract.

The Owner may only name his or her spouse as a Joint Owner. Joint Owner(s) shall be treated as having equal, undivided interests in the contract, including rights of survivorship. Either Joint Owner, independently of the other, may exercise any ownership rights in the Contract.

Prior to the Annuity Commencement Date, the Owner has the right to change the
Annuitant at any time by notifying LL&A in writing of the change.   The
Annuitant may not be changed in a Contract owned by a non-natural person. The Owner may also name a Contingent Annuitant by notifying LL&A in writing. The Contingent Annuitant designation is no longer applicable after the Annuity Commencement Date.

5.03 ASSIGNMENTS

If this Contract is used with a Qualified Plan, the Contract will not be transferable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

5.04 INCONTESTABILITY

This Contract will not be contested by LL&A.

5.05 MISSTATEMENT OF AGE AND/OR SEX

If the age and/or sex of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased using the correct age and/or sex. Any underpayment already made by LL&A shall be made up immediately and any overpayments already made by LL&A shall be charged against the annuity payments falling due after the correction is made. Any amounts so paid or charged will be adjusted based on an interest rate of 6% per annum.

5.06 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of LL&A.

5.07 VOTING RIGHTS

The Owner shall have a right to vote at the meetings of the Series. Ownership of this Contract shall not entitle any person to vote at any meeting of shareholders of LL&A. Votes attributable to the Contract shall be cast in conformity with applicable law.

5.08 OWNERSHIP OF THE ASSETS

LL&A shall have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

5.09 REPORTS

Prior to the Annuity Commencement Dale, at least once each Contract Year LL&A shall mail a report to the Owner. The report shall be mailed to the last address known to LL&A. The report shall include a statement of the number of Accumulation Units credited to the Variable Account under this Contract and the dollar value of such units as well as a statement of the value of the Fixed Account of this Contract. The information in the report shall be as of a date not more than two months prior to the date of mailing the report. LL&A shall also mail to the Owner at least once in each Contract Year a report of the investments held in the Sub-accounts under this Contract.

5.10 PREMIUM TAX

State and local government premium tax, if applicable, will be deducted from Purchase Payments or Contract Value. This will be deducted when incurred by LL&A or at another time of LL&A's choosing.

5.11 MAXIMUM ISSUE AGE

This Contract will not be issued to Owners over the age of 85. This also applies to Joint Owners, if any.

                                   ARTICLE 6
             ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                       PURCHASED WITH EACH $1,000 APPLIED

                             SINGLE LIFE ANNUITIES

                         No      120      240
                       Period   Months   Months   Cash
               Age    Certain  Certain  Certain  Refund
               60       $4.78    $4.73    $4.56   $4.56
               61        4.87     4.81     4.63    4.53
               62        4.97     4.90     4.69    4.71
               63        5.07     5.00     4.75    4.78
               64        5.19     5.10     4.82    4.87
               65        5.30     5.21     4.88    4.95
               66        5.43     5.32     4.95    5.04
               67        5.57     5.44     5.01    5.14
               68        5.72     5.56     5.08    5.24
               69        5.88     5.70     5.14    5.34
               70        6.05     5.84     5.20    5.46
               71        6.23     5.99     5.26    5.57
               72        6.44     6.14     5.31    5.69
               73        6.66     6.30     5.36    5.82
               74        6.89     6.47     5.40    5.96
               75        7.15     6.65     5.44    6.10


                          JOINT AND SURVIVOR ANNUITIES

  Joint and Full to Survivor           Joint and Two-Thirds Survivor
       Certain Period                         Certain Period
                             Joint
 None       120      240     Age        None        120        240
 $4.37    $4.37    $4.34      60        $4.78     $4.74      $4.57
  4.44     4.44     4.40      61         4.88      4.82       4.63
  4.52     4.51     4.46      62         4.97      4.91       4.69
  4.60     4.59     4.53      63         5.08      5.00       4.76
  4.68     4.68     4.60      64         5.19      5.10       4.82
  4.77     4.77     4.67      65         5.31      5.21       4.88
  4.87     4.86     4.74      66         5.44      5.32       4.95
  4.98     4.96     4.82      67         5.57      5.44       5.01
  5.09     5.07     4.89      68         5.72      5.56       5.08
  5.21     5.19     4.96      69         5.87      5.69       5.14
  5.34     5.31     5.04      70         6.04      5.83       5.20
  5.47     5.44     5.11      71         6.22      5.97       5.25
  5.62     5.58     5.18      72         6.42      6.12       5.31
  5.78     5.73     5.24      73         6.62      6.28       5.36
  5.96     5.88     5.30      74         6.85      6.44       5.40
  6.14     6.05     5.36      75         7.09      6.61       5.44

Age Adjustment Table

Year of Birth           Adjustment to Age           Year of Birth  Adjustment to Age
-------------           -----------------           -------------  -----------------
Before 1920                  +2                      1960-1969            -3
  1920-1929                  +1                      1970-1979            -4
  1930-1939                   0                      1980-1989            -5
  1940-1949                  -1                      1990-1999            -6
  1950-1959                  -2                      ETC.                ETC.

                                   ARTICLE 7
              ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                       PURCHASED WITH EACH $1,000 APPLIED


                             SINGLE LIFE ANNUITIES

                         No       120      240
                       Period   Months   Months    Cash
               Age    Certain   Certain  Certain  Refund
               60       $4.37    $4.33    $4.17   $4.13
               61        4.47     4.42     4.24    4.21
               62        4.58     4.52     4.31    4.29
               63        4.69     4.62     4.38    4.38
               64        4.81     4.73     4.46    4.46
               65        4.94     4.85     4.53    4.56
               66        5.08     4.97     4.61    4.66
               67        5.22     5.10     4.68    4.76
               68        5.38     5.24     4.75    4.87
               69        5.55     5.39     4.82    4.98
               70        5.73     5.54     4.89    5.11
               71        5.93     5.70     4.95    5.23
               72        6.14     5.87     5.02    5.37
               73        6.38     6.04     5.07    5.51
               74        6.63     6.23     5.12    5.66
               75        6.90     6.42     5.17    5.82


                          JOINT AND SURVIVOR ANNUITIES

  Joint and Full to Survivor           Joint and Two-Thirds Survivor
       Certain Period                         Certain Period
                             Joint
 None       120      240     Age        None        120        240
 $3.96      $3.95    $3.98   60         $4.38       $4.34      $4.22
  4.03       4.08     4.05   61          4.48        4.47       4.29
  4.12       4.16     4.12   62          4.58        4.57       4.36
  4.21       4.25     4.19   63          4.69        4.67       4.43
  4.30       4.34     4.26   64          4.81        4.78       4.50
  4.40       4.43     4.34   65          4.94        4.89       4.57
  4.51       4.54     4.42   66          5.08        5.01       4.64
  4.62       4.64     4.50   67          5.22        5.13       4.71
  4.74       4.76     4.58   68          5.38        5.27       4.78
  4.87       4.88     4.66   69          5.55        5.41       4.85
  5.01       5.01     4.74   70          5.73        5.55       4.91
  5.16       5.15     4.82   71          5.92        5.70       4.98
  5.32       5.30     4.89   72          6.12        5.86       5.03
  5.49       5.45     4.96   73          6.34        6.03       5.09
  5.68       5.62     5.03   74          6.58        6.20       5.14
  5.88       5.79     5.09   75          6.84        6.38       5.18

Age Adjustment Table

Year of Birth       Adjustment to Age  Year of Birth  Adjustment to Age
-------------       -----------------  -------------  -----------------
 Before 1920              +2              1960-1969         -3
   1920-1929              +1              1970-1979         -4
   1930-1939               0              1980-1989         -5
   1940-1949              -1              1990-1999         -6
   1950-1959              -2              ETC.              ETC.

                                   ARTICLE 8
               GUARANTEED ACCUMULATED VALUES AND SURRENDER VALUES
                             FOR FIXED ALLOCATIONS*

          $1,000 Annual Contribution          $100 Monthly Contribution
           Guaranteed    Guaranteed            Guaranteed   Guaranteed
End of     Accumulated    Surrender   End of  Accumulated    Surrender
Year          Value         Value      Year      Value         Value

1            $ 1,030.00   $   970.00       1   $  1,219.41  $  1,147.41
2              2,090.90     1,970.90       2      2,475.41     2,331.41
3              3,183.63     3,013.63       3      3,769.08     3,565.08
4              4,309.14     4,099.14       4      5,101.56     4,849.56
5              5,468.41     5,228.41       5      6,474.02     6,186.02
6              6,662.46     6,402.46       6      7,887.66     7,575.66
7              7,892.34     7,622.34       7      9,343.70     9,019.70
8              9,159.11     8,889.11       8     10,843.42    10,519.42
9             10,463.88    10,193.88       9     12,388.14    12,064.14
10            11,807.80    11,537.80      10     13,979.19    13,655.19
11            13,192.03    12,922.03      11     15,617.98    15,293.98
12            14,617.79    14,347.79      12     17,305.93    16,981.93
13            16,086.32    15,816.32      13     19,044.52    18,720.52
14            17,598.91    17,328.91      14     20,835.27    20,511.27
15            19,156.88    18,886.88      15     22,679.74    22,355.74
16            20,761.59    20,491.59      16     24,579.54    24,255.54
17            22,414.44    22,144.44      17     26,536.34    26,212.34
18            24,116.87    23,846.87      18     28,551.84    28,227.84
19            25,870.37    25,600.37      19     30,627.81    30,303.81
20            27,676.49    27,406.49      20     32,766.06    32,442.06
21            29,536.78    29,266.78      21     34,968.45    34,644.45
22            31,452.88    31,182.88      22     37,236.91    36,912.91
23            33,426.47    33,156.47      23     39,573.43    39,249.43
24            35,459.26    35,189.26      24     41,980.05    41,656.05
25            37,553.04    37,283.04      25     44,458.86    44,134.86
26            39,709.63    39,439.63      26     47,012.04    46,688.04
27            41,930.92    41,660.92      27     49,641.81    49,317.81
28            44,218.85    43,948.85      28     52,350.48    52,026.48
29            46,575.42    46,305.42      29     55,140.41    54,816.41
30            49,002.68    48,732.68      30     58,014.03    57,690.03
31            51,502.76    51,232.76      31     60,973.86    60,649.86
32            54,077.84    53,807.84      32     64,022.49    63,698.49
33            56,730.18    56,460.18      33     67,162.58    66,838.58
34            59,462.08    59,192.08      34     70,396.87    70,072.87
35            62,275.94    62,005.94      35     73,728.18    73,404.18
36            65,174.22    64,904.22      36     77,159.44    76,835.44
37            68,159.45    67,889.45      37     80,693.64    80,369.64
38            71,234.23    70,964.23      38     84,333.86    84,009.86
39            74,401.26    74,131.26      39     88,083.29    87,759.29
40            77,663.30    77,393.30      40     91,945.20    91,621.20
41            81,023.20    80,753.20      41     95,922.96    95,598.96
42            84,483.89    84,213.89      42    100,020.07    99,696.07
43            88,048.41    87,778.41      43    104,240.08   103,916.08
44            91,719.86    91,449.86      44    108,586.69   108,262.69
45            95,501.46    95,231.46      45    113,063.71   112,739.71

     Guaranteed Accumulated values and Guaranteed Surrender values may be more or less than shown in the table because of the variable of the day of receipt or tne Purchase Payment at the Home Office from period to period and the crediting of interest to the Annuitant's account on a daily basis. Values shown are based upon contributions equally spaced with interest occurring at the beginning of the year. These values do not provide for premium tax, if any.

                                    ANNUITY
                                    CONTRACT


            DEFERRED VARIABLE ANNUITY OR VARIABLE AND FIXED ANNUITY

                            BENEFIT PAYMENT OPTIONS

                                NONPARTICIPATING



                      If you have any questions concerning
                             this Contract, please
                               contact your LL&A
                   representative or the Home Office of LL&A.



                             LINCOLN LIFE & ANNUITY
                              COMPANY OF NEW YORK

                               120 MADISON STREET
                                   SUITE 1700
                           SYRACUSE, NEW YORK  13202

                                  800-893-7168

                                    Page 17